Exhibit 99.1

Hyperdynamics To Acquire Majority Working Interest in 1,100 Acres of Producing Leases in Louisiana; Company continues to strengthen domestic operations

HOUSTON, TX., Tuesday June 19, 2007— Hyperdynamics Corporation (AMEX:HDY) announced today that its wholly owned subsidiary, Trendsetter Production Company has signed a Working Interest Purchase Agreement With Mr. Claude Rabb, an independent oil producer in Louisiana. This agreement will give the Company an 85% working interest in approximately 1,100 acres of oil and gas leases with proven reserves of 250,000 barrels of oil and total reserves in excess of one million barrels of oil. More specific information will be available in the companies 8K filed today.

Mr. Claude Rabb will operate the leases and direct the work programs to maximize production revenues and profits from the acquired leases.  When asked to comment, Mr. Rabb said, “I am very excited about the partnership with a company such as Hyperdynamics. This partnership will allow us to efficiently enhance production and fully develop the numerous leases and prospects we currently have and are looking to acquire in the near future”

Kent Watts, the Company’s Chief Executive, stated that, “For the last several months, we have been working on this acquisition and expect to achieve previously established production goals, substantially strengthening our domestic operations. This is in line with our strategy to have our domestic operations support our West African exploration efforts.”

About Hyperdynamics

Hyperdynamics Corporation provides energy for the future by exploring and producing sources of energy worldwide. The company's internationally active oil and gas subsidiary, SCS Corporation, owns rights to explore and exploit 31,000 square miles offshore the Republic of Guinea, West Africa. HYD Resources Corporation focuses on domestic production in proven areas. To find out more about -Hyperdynamics Corporation, visit our Website at http://www.hyperdynamics.com.

Forward Looking Statements
Statements in this news release are “forward looking” as defined by the U.S. Securities and Exchange Commission and are based on expectations, beliefs or projections that are subject to numerous risks and uncertainties.  Investors are cautioned that these statements are not guarantees of future performance, and actual results could differ materially.  Please refer to “Risk Factors” in the company's Form 10-K filed with the SEC.